Exhibit 3.6

AMERICAN BAR ASSOCIATION MEMBERS/

STATE STREET COLLECTIVE TRUST

SECOND AMENDED AND RESTATED

FUND DECLARATION

RETIREMENT DATE FUNDS

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, dated December 5, 1991, as amended as of July 31, 1995 and as further amended as of July 15, 2002 and December 1, 2004, and as amended and restated effective May 1, 2009 (the “Declaration of Trust”), which authorizes State Street Bank and Trust Company of New Hampshire, as trustee (“State Street” or the “Trustee”) of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of July 6, 2009 State Street hereby amends and restates the Fund Declaration dated May 1, 2007 of the Retirement Date Funds (the “Retirement Date Funds”), consisting of five separate Retirement Date Funds, each of which shall constitute a separate Fund established pursuant to the Declaration of Trust: the Lifetime Income Retirement Date Fund, the 2010 Retirement Date Fund, the 2020 Retirement Date Fund, the 2030 Retirement Date Fund and the 2040 Retirement Date Fund. The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Retirement Date Funds subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The purpose of the Retirement Date Funds is to provide a series of balanced investment funds each of which is designed to correspond to a particular time horizon to retirement. The Retirement Date Funds will utilize a broad range of asset classes and a regular rebalancing process to provide diversification of returns and risks consistent with the stated time period to retirement. The Lifetime Income Retirement Date Fund seeks to avoid significant loss of principal for investors who have reached or are beyond their retirement date. The 2010 Retirement Date Fund initially will seek to provide a blend of capital appreciation and stability of principal for investors planning to retire in or around the year 2010. The 2020 Retirement Date Fund initially will seek to provide long-term capital appreciation and more limited stability of principal for investors planning to retire in or around the year 2020. The 2030 Retirement Date Fund initially will seek to provide long-term capital appreciation for investors planning to retire in or around the year 2030. The 2040 Retirement Date Fund initially will seek to provide long-term capital appreciation for investors planning to retire in or around the year 2040. Assets in the Retirement Date Funds will be invested in various index or other collective investment funds maintained by State Street Bank and Trust Company (“State Street Bank”).

Assets in each Retirement Date Fund for any given year shall be allocated as described in the Prospectus of the Collective Trust in effect at that time, pursuant to which the Units of the Retirement Date Funds may be issued (the “Prospectus”).

The mix of asset classes is evaluated based on long-term asset class forecasts for return and risk, as determined by the Trustee, subject to consultation with ABA Retirement Funds or an investment fiduciary designated by it. On a regular basis, as often as annually, each Retirement Date Fund, other than the Lifetime Income Retirement Date Fund, will be rebalanced to a more conservative strategy as the year in which such Retirement Date Fund will reach its most conservative investment mix approaches. Each Retirement Date Fund will reach its most conservative investment mix five years after its target retirement date, which for each Retirement Date Fund other than the Lifetime Income Retirement Date Fund is the year specified in the Retirement Date Fund’s name.

Allocations of the funds underlying the Retirement Date Funds will be readjusted by State Street Bank on a quarterly basis to maintain, during the applicable year, the percentage allocations applicable for the particular year.

2. Investment Guidelines and Restrictions. It is the intention of the Trustee not to cause the Retirement Date Funds to invest in derivative instruments, except to the extent set forth in the Prospectus. The Trustee, subject to consultation with ABA Retirement Funds, or an investment fiduciary designated by it, may in the future review such investment policy.

The Trustee may invest all or any portion of the assets of any Retirement Date Fund in accordance with Section 3.03(c) of the Declaration of Trust.

The Retirement Date Funds will not, except as otherwise permitted in the Prospectus:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices, and except as described in the Prospectus;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g) invest in securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate the Retirement Date Funds as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Value of Units in each Retirement Date Fund. The initial value of a Unit in each Retirement Date Fund on the date of commencement of operations was: $10.00 for the Lifetime Income Retirement Date Fund; $12.00 for the 2010 Retirement Date Fund; $14.00 for the 2020 Retirement Date Fund; $16.00 for the 2030 Retirement Date Fund; and $18.00 for the 2040 Retirement Date Fund.

4. Restrictions on Withdrawals and Transfers. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there are no restrictions on withdrawal and transfer. Units in each Retirement Date Fund may be withdrawn on any Business Day.

5. Fees. For services rendered to or on behalf of the Retirement Date Funds, State Street Bank will be entitled to receive compensation in the amount and at the times set forth in Schedule A and, for so long as the assets of the Retirement Date Funds are invested directly or indirectly in collective investment funds maintained by State Street Bank, Schedule B hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Retirement Date Funds. Any such Investment Advisors shall be designated from time to time in Schedule C attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisor will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisor.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE has caused its name to be signed to this Second Amended and Restated Fund Declaration for the Retirement Date Funds by its proper officer as of June 29, 2009.

ATTEST:		STATE STREET BANK AND TRUST COMPANY OF NEW HAMPSHIRE

By:	/s/ Lynda L. Hampton	By:	/s/ Monet T. Ewing
Name:	Lynda L. Hampton	Name:	Monet T. Ewing
Title:	Associate	Title:	Vice President

SCHEDULE A

RETIREMENT DATE FUNDS

SECOND AMENDED AND RESTATED

FUND DECLARATION

Effective as of July 6, 2009, for services rendered to or on behalf of the Retirement Date Funds and the other Funds listed below* and the Balanced Fund, State Street Bank and Trust Company (“State Street Bank”) shall be entitled to receive with respect to the assets of the Retirement Date Funds, such other Funds and the Balanced Fund a Trust, Management and Administration fee, charged at the following annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Retirement Date Funds, the other Funds and the Balanced Fund, provided that such fee shall be reduced for any Fund or the Balanced Fund by the amount of any fee1 received by State Street Bank (which for these purposes shall not exceed the amount set forth below), other than the fees specifically provided for in the Fund Declaration of such Fund or the Balanced Fund, as the case may be, on account of the investment of any assets of such Fund or the Balanced Fund in any other collective investment fund maintained by State Street Bank:

*Aggregate Value of Assets (excluding for this purpose assets of a Fund consisting of direct holdings of Units in another Fund) in the Stable Asset
Return Fund, the Bond Core Plus Fund, the Balanced Fund, the Large Cap Equity Fund, the Small-Mid Cap Equity Fund, the International All Cap
Equity Fund, the Bond Index Fund, the Large Cap Index Equity Fund, All Cap Index Equity Fund, Mid Cap Index Equity Fund, Small Cap Index
Equity Fund, International Index Equity Fund, Real Asset Return Fund, the Retirement Date Funds and the Target Risk Funds

Rate
First $1.0 billion	.202%
Next $1.8 billion	.067%
Over $2.8 billion	.029%

[1]

For the avoidance of doubt, a fee for this purpose does not include any fee that is described in the Prospectus and that is received by State Street Bank from any underlying collective investment fund in which such Fund or Balanced Fund invests.

SCHEDULE B

RETIREMENT DATE FUNDS

SECOND AMENDED AND RESTATED

FUND DECLARATION

For management of the assets in the Retirement Date Funds, State Street Bank shall be entitled to receive with respect to the assets of the Retirement Date Funds a management fee charged at the annual rate of .10% of the aggregate value of assets of the Retirement Date Funds, which fee will accrue on a daily basis and will be paid monthly.

SCHEDULE C

RETIREMENT DATE FUNDS

SECOND AMENDED AND RESTATED

FUND DECLARATION

The Trustee has not entered into an investment advisor agreement for any of the Retirement Date Funds.